COMMITMENT ETHICAL OUR 0 2 E D I T I O N 2 2

CONTENTS 03 Message from our Chief Executive Officer 04 Vesta Spirit 08 Our Culture of Integrity 10 Our Employees 13 Our Clients 14 Our Suppliers 16 Our Real Estate Partners 17 Our Commitments to the Environment, Society and Governance 18 Our Relationship with the Government 19 Our Shareholders 20 Our Board of Directors 21 Our Ethics Committee 24 Our Ten Commitments 25 Employee letter of commitment

EXECUTIVE OFFICER Message from the Chief Lorenzo Dominique Berho | Chief Executive Officer The COVID-19 pandemic has transformed us as individuals and as a society. During a crisis, we must learn to be more creative, resilient and empathetic. It is also at times like these that we are called upon to assume a stronger commitment to the community, to the wellbeing of other people, our country and the planet. The uncertainty of these past two years has shown us that change is a constant, and adaptability is a necessity. But we must never lose sight of the underlying pillar that is our values, the other constant which guide us through the difficult decisions of our daily lives. With great challenges come great opportunities. The disruptions of the pandemic have put the stability and the very existence of many organizations to the test. For Vesta, the strength of our corporate governance, our principles and organizational culture, have enabled us to adjust to the new realities while never failing to abide by ethical standards. Furthermore, this historic moment for humanity has made it more essential and urgent than ever to behave not only sustainably but proactively, responsibly and with innovation regarding the environment, society, and corporate governance, to contribute to all aspects of our Environmental, Social and Governance (ESG) commitment, so that we may become a benchmark in this regard. As we do every two years, in 2021 we held a workshop to update our Code of Ethics, gathering all of our employees together in person, at a time when the circumstances and trends in the pandemic permitted it. Additionally, based on proposals by the entire Vesta team, this edition reinforces our commitment to human rights, inclusion, and diversity. We want to share with you our enthusiastic conviction that we can help transform this into a better world, always guided by integrity, which is present in all of our practices. We invite you to read and to assume the spirit that inspires and strengthens us. Leading with integrity to sustain the business, manage risks and bring about a long-term change is part of our DNA. That is why in this edition of the Code we have included a set of Ten Commitments that should guide the actions of every one of us at Vesta.

VESTA SPIRIT Who are Corporacion Inmobiliaria Vesta, S.A.B. de C.V. (hereinafter, “Vesta”) is a holding Company of Mexican corporations that make up the Vesta economic group, engaged in the purchase, sale and leasing of real estate property, primarily industrial buildings and distribution centers, in Mexico. The Vesta Code of Ethics expresses our ethical commitment and serves as a guide for the conduct of all who work with or relate to the company. It is reviewed and updated every two years in a process involving our stakeholders and other interested parties. What are our values? we? Sustainability We work for change with commitment and a long-term vision, thinking about our legacy for future generations. Respect Our stakeholders inspire us to accept differences, build agreements and always deliver the best solution. Integrity We are upright, honest people, and we strive to always do the right thing. Passion We are passionate about what we do and faithful to what we believe in.

What is our guiding principle? What is our purpose? Vesta Spirit We are building a better Mexico, and we advance its progress in every one of our actions. MexicoLove Innovating Mexico’s Industrial Platform

How do we live our values? We are also guided by a concern for all those with whom we interact, building long-term relations based on mutual benefit, trust, loyalty, credibility, and justice. Vesta Spirit Our philosophy is based on respect for all human beings, who are worthy of being treated responsibly. This philosophy is closely linked to the concept of conscious capitalism because it is in our DNA to do business ethically to create to create value and earn profits, but also to generate benefits for all of our stakeholders. Our vision is aimed at building a more cooperative, humane, and positive future. In particular, we work to ensure that our profits benefit not just our shareholders but our employees, who not only earn more money but receive other benefits like wellness and sports facilities; our tenants, to whom we pay special attention; our investors, who we help by guiding their investment toward socially and environmentally responsible ends; our suppliers, who we assist in conducting their business responsibly, and the communities where we operate. We believe in conscious leadership and culture, focused on creating an ecosystem in which we are all connected, always in pursuit of improvement, inspired to create value for all stakeholders, and in which every team member is a leader working toward these same ends.

Vesta Spirit | How do we live our values? We are an ecosystem of ethical, responsible leaders who create and administer reliable, resilient and sustainable industrial properties, creating value for all of our stakeholders. By operating ethically, we conduct our business activities with integrity and respect for the laws that regulate our corporate activity. By considering each of our employees a leader in creating value, we support people’s advancement, encouraging teamwork and collaboration to achieve common goals, with opportunities for development, growth, training, and motivation for our employees. By embracing each of our stakeholder groups within our ecosystem, we foster healthy competition and sound practices for our clients, suppliers, and real-estate partners, avoiding conflicts of interest. Additionally, by considering the communities where we operate, our country, and our planet as integral parts of our business, we promote environmentally responsible practices and contribute to sustainable development by adopting responsible business practices and abiding by international standards on respect for human rights in the short, medium and long term.

Vesta

Our CULTURE OF INTEGRITY

Integrity means behaving honorably, responsibly, with respect and discipline; **it is ensuring that our words are consistent with our actions.**

We assume a commitment to **preventing and combating corruption** in all our processes and interactions with stakeholders.



Conflicts of interest

*"A conflict of interest is any **activity, relationship, or other circumstance** in which personal interests may enter into conflict with Vesta's interests."*

We work to always benefit the company, ensuring that our decisions are not influenced by any interest other than productivity, efficacy, efficiency, and the pursuit of our goals. Therefore, we cannot and must not have any financial interest, nor work for, serve as a consultant to, or have a relationship of any other kind with a Vesta competitor, supplier, client, or contractor, nor make purchasing or supply decisions that may benefit our friends, relatives or ourselves.

We avoid using company resources, including our time at work, company facilities and supplies, for any matter not pertaining to Vesta. Any exception must be authorized in writing by the Chief Executive Officer.

To avoid conflicts of interest and resolve them in cases where this is necessary, we are responsible for making an annual written declaration of activities, relationships, financial or other interests that may conflict with Vesta's interests.

Transparency and accountability Risk management Personal Data protection Information security Confidential information Our culture of integrity As a publicly traded company, we have a legal and ethical commitment to guarantee transparency and accountability before the authorities, market and financial regulatory authorities, and our shareholders. One of the accountability mechanisms we have is our Commitment Program, with which we foster a constructive dialogue between the company and its main stakeholders in Environmental, Social and Governance (ESG) matters. We ensure that any personal information in our custody is kept secure, guaranteeing that access to it is limited to authorized persons, and under no circumstances will we share or disclose it to people outside the company. We safeguard the confidentiality and security of physical and digital information through actions aimed at protecting the integrity of our programs and systems. We protect all information relating to strategies, projects and investments that are not yet public knowledge. We have a risk management system aimed at ensuring compliance with external and internal regulations and fulfillment of the goals set by the organization. We manage our activity by identifying risks in our processes and through action plans to mitigate any accident that might occur.

OUR EMPLOYEES Respectful working environments We do not tolerate any form of harassment —whether verbal, work-related, physical, sexual or psychological—against any employee, nor any bullying, threat, or intimidation within the workspace or during activities relating to their jobs. Our employees are fundamental to our position as a leading company in our industry, because thanks to their productivity, we can attract the best investors and multinational companies. That is why we invest continuously in improving their working conditions and well-being. To prevent and report this type of behavior we have a confidential hotline for employees. We also identify those who have experienced severe trauma during or because of their work, and we direct them to the appropriate channels of care. We appropriately distribute workloads, encourage team communication, and evaluate and recognize performance. We treat all people with dignity and respect, and we promote a positive organizational environment. We supply the resources and tools needed for each employee to do their job and endeavor to maintain a sound and healthy workplace for all. We design and implement policies, systems and programs that encourage professional and personal advancement and recognize good performance. Our employee benefits include health, exercise, and wellness programs, and we have systems in place to prevent and address psycho-social risk among our employees, thus complying with the provisions of Mexican standard NOM-035.

Diversity and inclusión Human rights Our employees We build equality through fair working conditions, salaries, and benefits, which allow our employees to improve their income and their families’ well-being. We promote equal opportunities and unconditional respect for human rights. We have processes for repairing the negative human rights consequences we may have caused or contributed to. For more information, see our http://vesta.com.mx/misc/pdfs/HumanRightsPolicy.pdf Each of us is an expert in their job, regardless of age, gender, origin, nationality, marital status, ideas, opinions, religion, social or economic status, political preferences, or sexual orientation. These factors are not taken into consideration in hiring, dismissal, or promotions. We make sure that prospective and current employees are treated with respect for their diversity, promoting equal opportunities in hiring and at every subsequent stage of their career with the company. Our focus on equal opportunity encourages social mobility for both employees and other stakeholders. We also give a boost to communities in disadvantaged or vulnerable conditions by integrating accessible opportunities for all into our value chain, without exclusion on the basis of ethnicity, gender, class or sexual orientation, in keeping with our strategy of inclusion, education and community development in the communities where we invest socially. As signing members of the Target Gender Equality Program, and in accordance with our our focus on gender incorporates elements from the global He for She movement, which encourages men to be active participants in the change by generating masculinities committed to promoting equality, ending harmful stereotypes, promoting inclusive language, identifying and eradicating violence, assuming responsible parenthood, and advancing women within the company. Diversity and Inclusion Policy, Human Rights Policy.

Formal channels of communication Substance consumption Personal relations within Vesta ImageAnti-corruption Cybersecurity Our employees Every employee has the obligation to earn certification in training of our code of ethics each year. We encourage dialogue as a tool for resolving conflicts, using formal communication channels and maintaining a respectful, transparent, harmonious and purposeful stance with all stakeholders with whom we interact. To learn about our people’s opinions, we conduct a work environment survey every two years. We have an internal program of Ambassadors, change agents who serve as a channel of communication between top management and employees of the organization. Employees are not permitted to have a romantic or sexual relationship with another employee when the two are in a relation of supervision, financial control, audit, or other hierarchical arrangement, or when it constitutes a possible conflict of interest. If an employee is in doubt about the appropriateness of a relationship, they should consult the Human Resources Area to take the correct action. The company will act with discretion in such matters. Just as we protect ourselves in the physical world, cybersecurity is a shared responsibility. We are responsible for our digital information, and we are committed to protecting it and using it appropriately. In support of the company’s cybersecurity strategies, we have an Information Security Policy, and we are trained to identify and avoid risks and vulnerabilities in our digital activity. When we represent Vesta at a national or international event, such as discussion forums, expos, training sessions, etc., we must conduct ourselves and act in accordance with our culture of integrity, and safeguard the company’s reputation, success, and prestige. For more details, see our Training and Education Policy. Acting in an upright manner in all business dealings entails being familiar with and applying our If an employee has any questions regarding this Policy, suspects or has knowledge of any act of corruption, they should contact their immediate superior, the Chief Integrity Officer, or the legal area, or report it to the Ethics Committee. We are a workplace free of the influence of alcohol and illegal substances. We do not allow the possession, distribution, or sale of such substances or the inappropriate or illegal use of any substance that alters the employee’s faculties during the workday or while on company premises. the company Anti-Corruption Policy.

OUR CLIENTS Our priority is to provide an honest, clear, reliable and excellent service. Our work is aimed at meeting our clients’ needs, offering a personalized service and always being open to their feedback. With our strategic partners, we foster relationships based on loyalty, honesty, and trust, building lasting relationships through innovative solutions, always seeking out possibilities for joint action in ESG matters. As part of our continuous improvement process, every year we seek out our clients’ opinions of our service through a satisfaction survey. We want to be the best option for our clients, exceeding their expectations by anticipating their needs and thereby ensuring a long-term relationship. We promote a culture of honesty with our clients and are straightforward with them when the technical conditions, characteristics and standards of our properties may compromise industrial safety or the physical integrity of their people. We do not make false or misleading statements about our competitors or their products and services, nor do we influence the selection of suppliers, contractors, and subcontractors for our own benefit or that of others. Under no circumstances will we offer or provide an improper benefit to a prospective client to close a deal or achieve a goal. At Vesta we think long-term and do not sacrifice value in the interests of short-term results. We are tasked with safeguarding our customers' information in the same way that we safeguard our own, that is, confidentially. In this regard, we take the appropriate measures to keep this information secure and ensure it is used only for legitimate purposes.

OUR SUPPLIERS When the company hires an outside party to assist in an official or regulatory process that is unfamiliar, complicated, or highly specialized, we make sure that party carries out the process expeditiously and in a fully legal manner. Our value chain is sustained by the service our suppliers provide us. They are our true partners in creating value. We provide the same opportunities to new market participants. To select prospective suppliers, we encourage fair competition and consider the information and the offers they present us impartially and objectively. Vesta promotes respect for human rights in all its commercial relations and urges suppliers and commercial partners to adhere to the same principles we are governed by, paying particular attention to situations of conflict or high risk. When we initiate a business relationship with a new supplier, contractor or independent professional, we provide them with our Code of Ethics, our Policies on Anti-Corruption, Human Rights, and Sustainable Sourcing, our Conflict-of-Interest Questionnaire and the ESG Requirements for Suppliers.

Our suppliers We offer equal opportunity to our suppliers and are honest and transparent in choosing those that offer the best quality of products and services. “ ” We have a responsibility to avoid simulating competition or hiring suppliers for personal benefit under conditions different from those of the open market, because this could constitute a conflict of interest. To avoid this, we must fill out a conflict-of-interest form to make a record of and prevent situations that require the attention of the company. If an employee is unable to identify, prevent or avoid a likely conflict of interest, the best course of action is to notify the company. We keep our suppliers’ information confidential, and we refrain from sharing inside information that may compromise our long-term relationship. In environmental matters, we work with our contractors to measure the ESG impacts they have in the construction of industrial buildings and parks using the Vesta Sustainable Construction Manual and by filling out the corresponding Checklist. We pledge to respect the time and resources of those who supply us with products and services, and to listen to their proposals. To encourage long-term relations, we offer honest and timely feedback. We comply fully and promptly with our financial commitments, communicating authorization and payment processes at the appropriate time, and we do not make transactions or contracts conditional on personal matters.

Vesta is aware that our results are made possible by the trust, collaboration, and support of various industry partners: financial groups, development banks, brokers, industry associations and chambers, consultants , and others. We consider ourselves a key player in the real estate industry, promoting healthy, fair, and clean competition with other partners in the industry. We act honestly, justly, and responsibly. We assume our responsibility for participating ethically in issues relating to our activity, in public tenders to which we are invited, and in proposing good business practices and improvements that will benefit industry partners, communities and the environment. We respect, without exception, all human rights, federal and local laws, and our own policies, even in environments where there may be unfair competition or when the process of completing some requirement or paperwork is tedious, lengthy, or unclear. We want to strengthen our role as strategic allies, and we therefore offer relevant, truthful, and timely information to industry partners in order to establish and develop healthy, long-term business relations. OUR REAL ESTATE PARTNERS We are also especially careful in interacting with our industry partners at conferences or similar events, to avoid using these forums, associations, or organizations to obtain exclusive privileges or benefits. At every event, especially those involving international agencies and organizations, it is our responsibility to procure, protect and preserve our company’s image and reputation, to exalt Mexico and help strengthen its image and its success story. When we speak of Mexico, we do so in the proper context and in a purposeful manner, always recommending a solution or expressing a constructive argument. “ ” We promote fair and honest relations and healthy competition in the industrial real estate industry.

OUR COMMITMENTS TO THE ENVIRONMENT, SOCIETY AND GOVERNANCE A fundamental proposition of our work is the pursuit of environmental sustainability, social investment, and corporate governance. These are central to our strategy and our actions. We see ourselves as part of the communities where we operate, so we create collaborative projects and constructive dialogue in which we recognize the needs and the different cultural, environmental, economic, and social context in which we operate. For this reason, when we develop our projects in conjunction with the community, we take human rights, gender equity, inclusion, environmental and transparency criteria into account at all times. We forge positive and meaningful ties with our stakeholders to build long-term relations, reinforcing the bonds of trust that we form with all of them. We are committed to reducing the environmental footprint of both our complexes and our operations, to the benefit of our tenants, the industrial real estate industry, and the society within which we operate, working for sustainable development together with our stakeholders. We strive to make our developments resilient and increasingly capable of facing global challenges like climate change, natural disasters, and resource scarcity. Our commitment includes caring for biodiversity and monitoring our clients’ water and carbon footprint in a spirit of shared responsibility. Finally, in the interests of transparency and accountability, we have an Environmental, Social and Corporate Governance Committee, a standing body responsible for setting strategy, verifying compliance, and evaluating the company’s performance in matters of social investment, environmental sustainability, and governance. We pledge to respect human rights, labor standards, environmental care, the communities where we operate, transparency, and the battle against corruption in all transactions and relations with our stakeholders.

HONESTY LEGALITY OUR RELATIONS WITH THE GOVERNMENT All of our relations with authorities Are based on Government authorities are one of the most important components in establishing and managing our operations. For that reason, we supply full, accurate and timely information in all official processes, procedures, and paperwork. In keeping with our we neither pay nor receive money, gifts, loans or other favors that might influence business decisions or compromise the objectivity of an opinion. Nor do we pay bribes or other “facilitating payments” to public servants to expedite procedures relating to our business, such as construction or zoning permits. Our financial executives are trained to recognize and reverse attempts at money-laundering. We will play no part in a transaction in which the assets are the result of crime, in which the intent is to conceal the true origin of the funds, or to gain the veneer of legitimacy when such is not the case. We want to have a positive impact on the communities where we always operate and abide by the law. We maintain cordial respectful and cooperative relations with the authorities, for the good of our operations and our country. TRANSPARENCY Anti-Corruption Policy,

OUR SHAREHOLDERS We work to offer our shareholders the best return on their investment. We develop projects that create value for all our shareholders, regardless of how many shares they own. We treat them all equally without exception. We responsibly manage value creation in the short and medium term to obtain sustainable benefits without sacrificing the future for the interests of the present. We are committed to providing them with clear information, maintaining responsible and respectful communication, without concealing or falsifying records or data. We are always willing to listen, to address and respond promptly to their questions, concerns, or suggestions. We also protect and safeguard all their confidential information and personal data. We abide by agreements and follow the processes and policies established by our Board of Directors to avoid unnecessary risks to the company and administrative, legal, or ethical consequences. We assume the commitment of all the company’s corporate bodies, depending on the extent of each one’s responsibilities. We are obligated to provide real, objective, and timely accounting and financial information for decision-making, and we keep all books and financial records we publish accurate and precise. Everyone at Vesta shares in this obligation by documenting information and reporting our actions and decisions to those in charge. If anyone suspects or becomes aware of incorrect information recorded in our accounting or financial reports, they must notify their immediate superior, the legal or financial area, or the Ethics, Audit, Corporate Practices, Investment and/or Debt and Equity Committee.

OUR BOARD OF DIRECTORS Our committees are chaired by independent board members and each meets at least once a year. Since our founding, our Board of Directors has worked to follow best global practices, including governance, human rights, gender, equity and inclusion, with a long-term vision. As members of the Vesta Board of Directors, we reiterate our commitment to acting with integrity and professionally in the performance of our duties and activities, within a legal and ethical framework to guide the company toward the highest standards of quality, service, competitiveness, and profitability. We direct this company in strict accordance with all laws, standards, regulations, policies, and procedures, envisioning a sustainable long-term future for the business and its stakeholders. Through these, we execute and ensure that shareholders’ decisions are duly enforced, and we establish general policies for management of this company.

OUR ETHICS COMMITTEE Committee members José Antonio Pujals Alejandro Pucheu Romero Alfredo Paredes Calderón Elías Laniado Laborín Daniela Berho Carranza Chairman The mission of this committee is to encourage a culture of integrity among all of us who are part of Vesta, not only by learning about this code and other related policies, but by applying its principles in our day-to-day work. Furthermore, every case brings lessons that enrich our culture of integrity. If anyone has a question or dilemma about any situation they encounter at Vesta, they should feel free to fulfill their responsibility to bring it to their immediate superior or the Chief Integrity Officer before acting.

Communication channel How the committee works Our ethics committee whistleblower’s hotline, available at: José Antonio Pujals Alejandro Pucheu Romero Alfredo Paredes Calderón Elías Laniado Laborín Daniela Berho Carranza apujals37@hotmail.com apucheu@vesta.com.mx aparedes@vesta.com.mx eliaslaniado@hotmail.com daniela@thedaileymethod.com The committee meets as many times during the year as necessary. The committee reports to the Chairman of the Board on the status of cases that have come to its attention during the period. The committee does not impose sanctions; this is the responsibility of the company’s officers. Stakeholders are invited to write to etica@vesta.com.mx to notify us of any complaint, idea, question, suggestion, comment, or compliments to the committee. We also have a Stakeholders may also get in touch with committee members directly at: www.ourethicscommitment.com

Investigation of complaints We encourage everyone in this organization to set an example of consistency and compliance with the code of ethics, and to keep stakeholders aware of it at all times. Our ethics committee The committee receives all reliable and good-faith complaints and processes them to take the appropriate action. We recommend that complainants attach any evidence they may have on the case, and sign the complaint, to be able to address it promptly. You may also present your complaint anonymously, and in any case the Committee guarantees absolute confidentiality for all matters brought to its attention. In dealing with these reports, the Ethics Committee will act to protect informants from any kind of reprisal, understood to mean any action that may give the slightest suspicion that the person in question is being singled out for some form of discrimination or penalty. We also guarantee informants’ confidentiality and protect their identity, except where otherwise established by law. We will undertake a thorough investigation of all reports received by the committee, and we have a zero-tolerance stance on all acts of corruption. We will take the corrective and preventive measures necessary to ensure that the conduct is not repeated in the future, and we will sanction anyone who attempts to use such reports to slander or libel another person. The sanctions provided for in the Code of Ethics may range from a written reprimand to justified dismissal as established in the Federal Labor Law, or even criminal charges when the situation so warrants.

VESTA’S TEN COMMITMENTS I act with integrity in all of my activities within Vesta. I respect individual differences and do not discriminate against anyone because of their gender, social condition, sexual orientation, religion, skin color, capacities or physical characteristics. I always seek to improve my knowledge and abilities to continue growing and advancing myself, personally and professionally. I share responsibility, information, support, and teamwork to achieve both my own goals and those of Vesta. I maintain respectful, constant, and fluid communication with my colleagues regardless of their rank. I am responsible for how I use my time, considering the importance and urgency of each situation, as well as extraordinary circumstances. I respect my time and that of others, without exception. I cultivate long-term relations based on trust with all our stakeholders: investors, clients, suppliers, industry partners, government and authorities, organizations, and others. I practice and promote Vesta’s values of social, environmental, and corporate governance responsibility in all my daily activities. I try to raise standards every day, in all that I do. 1. 2. 3. 4. 5. 6. 7. 8. 9. 10.

EMPLOYEE LETTER OF COMMITMENT Mexico City, 2022. As a member of Corporación Inmobiliaria Vesta, S.A.B. de C.V., I, hereby sign this letter to certify that I have received the Code of Ethics and voluntarily accept this ethical commitment, pledging to always conduct myself responsibly and in awareness of the consequences of my actions.